UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

Filed by the Registrant  ☒                     Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement.

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

☐	Definitive Proxy Statement.

☐	Definitive Additional Materials.

☒	Soliciting Material Pursuant to §240.14a-12.

GRAFTECH INTERNATIONAL LTD.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

GrafTech Statement on Open Letter from Dissident Stockholder

BROOKLYN HEIGHTS, Ohio – March 13, 2024 – GrafTech International Ltd. (NYSE: EAF) (“GrafTech” or the “Company”) today issued the following response to an open letter to the Company’s stockholders that was issued by Nilesh Undavia, a private investor, on March 12, 2024.

Mr. Undavia, along with certain trusts and people affiliated with Mr. Undavia, have provided notice of their intent to nominate Mr. Undavia for election to GrafTech’s Board of Directors (“the Board”) at the Company’s 2024 Annual Meeting of Stockholders (the “Annual Meeting”).
GrafTech has a highly qualified and diverse Board, consisting of directors with knowledge, complementary skills and experience that are relevant to the Company’s business. The Board is committed to strong corporate governance practices and dedicated to ensuring that the Company is managed for the long-term benefit of all stockholders and other stakeholders.

In the coming days, the Company expects to file preliminary materials with respect to its Annual Meeting with the Securities and Exchange Commission (“SEC”), which will include the Board’s recommended slate of director nominees. GrafTech stockholders are not required to take any action at this time.

About GrafTech
GrafTech International Ltd. is a leading manufacturer of high-quality graphite electrode products essential to the production of electric arc furnace steel and other ferrous and non-ferrous metals. The Company has a competitive portfolio of low-cost, ultra-high power graphite electrode manufacturing facilities, with some of the highest capacity facilities in the world. We are the only large-scale graphite electrode producer that is substantially vertically integrated into petroleum needle coke, our key raw material for graphite electrode manufacturing. This unique position provides us with competitive advantages in product quality and cost.

Cautionary Note Regarding Forward‑Looking Statements
This press release may contain forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect our current views with respect to, among other things, financial projections, plans and objectives of management for future operations, and future economic performance. Examples of forward-looking statements include, among others, statements we make regarding future estimated volume, pricing and revenue, anticipated levels of capital expenditures and cost of goods sold, and guidance relating to adjusted EBITDA and free cash flow. You can identify these forward-looking statements by the use of forward-looking words such as “will,” “may,” “plan,” “estimate,” “project,” “believe,” “anticipate,” “expect,” “foresee,” “intend,” “should,” “would,” “could,” “target,” “goal,” “continue to,” “positioned to,” “are confident,” or the negative versions of those words or other comparable words. Any forward-looking statements contained in this press release are based upon our historical performance and on our current plans, estimates and expectations considering information currently available to us. The inclusion of this forward-looking information should not be regarded as a representation by us that the future plans, estimates, or expectations contemplated by us will be achieved. Our expectations and targets are not predictions of actual performance and historically our performance has deviated, often significantly, from our expectations and targets. These forward-looking statements are subject to various risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business, prospects, growth strategy and liquidity. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements, including those factors described in the “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” sections in reports and statements filed by the Company with the SEC. The forward-looking statements made in this press release relate only to events as of the date on which the statements are made. Except as required by law, we do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

Additional Information and Where to Find It

The Company intends to file with the SEC a proxy statement on Schedule 14A, containing a form of WHITE proxy card, with respect to its solicitation of proxies for the 2024 Annual Meeting of Shareholders. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED BY THE COMPANY AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ANY SOLICITATION. Investors and security holders may obtain copies of these documents and other documents filed with the SEC by the Company free of charge through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by the Company are also available free of charge by accessing the Company’s website at http://ir.graftech.com.

Participants
GrafTech International Ltd., its directors and executive officers and other members of management and employees will be participants in the solicitation of proxies with respect to a solicitation by GrafTech. Information about GrafTech’s executive officers and directors is available in GrafTech’s Annual Report on Form 10-K for the year ended December 31, 2023, which was filed with the SEC on February 14, 2024, and in its proxy statement for the 2023 Annual Meeting of Stockholders, which was filed with the SEC on April 6, 2023, and in its Current Reports on Form 8-K filed with the SEC on January 30, 2024, December 14, 2023 and September 28, 2023. To the extent holdings by our directors and executive officers of GrafTech securities reported in the proxy statement for the 2023 Annual Meeting or in such Form 8-K have changed, such changes have been or will be reflected on Statements of Change in Ownership on Forms 3, 4 or 5 filed with the SEC. These documents are or will be available free of charge at the SEC’s website at www.sec.gov. Copies of the documents filed by the Company are also available free of charge by accessing the Company’s website at http://ir.graftech.com.

Contact:
Michael Dillon
216-676-2000
investor.relations@graftech.com